EXHIBIT 99.1


               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

                          RISKS RELATED TO OUR BUSINESS

We have a limited operating history, which makes it difficult to predict our future performance.

     Our limited operating history makes predicting our future performance difficult and does not provide investors with a meaningful basis for evaluating an investment in our common stock. From our inception in June 1994 through June 1997, we existed as a division of Online Interactive, Inc. We began operations as an independent company in June 1997. In the first half of 1998, we began offering advertising opportunities on our Web sites and in our email newsletters, in addition to our primary business of lead generation. As a result, our performance from the end of the first quarter of 1998 through January 2001 was not comparable to prior periods. In February 2001, we repositioned the Company as a direct marketing infrastructure provider, focusing all our resources on building our direct marketing network. As a result, our subsequent performance has not been and will not be comparable to prior periods. Moreover, the current economic downturn in the Internet business, specifically, and the overall economy, generally, has caused many online and traditional advertisers to drastically cut back or eliminate their advertising and marketing budgets and, in some cases, cease business operations altogether. Further erosion of this revenue source may adversely affect our operating results.

We will face risks encountered by early-stage companies in Internet-related businesses and may be unsuccessful in addressing these risks.

     We face risks frequently encountered by early-stage companies in new and rapidly evolving markets, including the market for online direct marketing. We may not succeed in addressing these risks, and our business strategy may not be successful. These risks include uncertainties about our ability to:

     o    attract a larger number of consumers to our direct marketing network;

     o contract with new marketing clients and add new and compelling content to our offer network;

     o contract with new online distribution partners with access to large volumes of online users;

     o contract with third-party providers of systems upon which our services may depend;

     o collect receivables for services performed from existing marketing clients;

     o    manage our evolving operations;

     o    adapt to potential decreases in online advertising rates;


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     o    successfully introduce new products and services;

     o continue to develop and upgrade our technology and to minimize technical difficulties and system downtime;

     o create and maintain the loyalty of our customers, partners and clients;

     o maintain our current, and develop new, strategic relationships and alliances; and

     o    attract, retain and motivate qualified personnel.

We have a history of losses, expect future losses and may never achieve profitability.

     We have not achieved profitability and are likely to continue to incur substantial losses through 2003. We incurred net losses of $21.1 million, or 1.2 times the amount of net revenues for the year ended December 31, 2000, $17.9 million, or more than 9.5 times the amount of our net revenues, for the year ended December 31, 2001, and $5.5 million, or more than 1.9 times the amount of our net revenues, for the year ended December 31, 2002. As of September 30, 2003, our accumulated deficit was $62.9 million. We have replaced an earlier strategy of increased expenditures to accelerate growth with our current strategy of maintaining operating expenses and capital expenditures to levels commensurate with actual growth. In February 2001 the decision was made to discontinue activities related to our consumer-direct Web sites. Although this decision has resulted in a decrease in continuing operating expenses after the first quarter of 2001, we still must significantly increase net revenues to achieve profitability. Even if we do achieve profitability, we may be unable to sustain profitability on a quarterly or annual basis in the future. It is possible that our net revenues will grow more slowly than we anticipate or that operating expenses will exceed our expectations. Our accountants have noted that these conditions raise substantial doubt about our ability to continue as a going concern, as emphasized in their report included in this annual report.

We may need additional financing in the near future, without which we may be required to restrict or discontinue our operations.

     Our business does not currently generate the cash necessary to fund our operations. We anticipate that our available cash and borrowing resources will be sufficient to meet our currently anticipated capital expenditures and working capital requirements for at least the next three to six months. Thereafter, we may need to raise additional funds to continue operation, develop or enhance our services or products, fund expansion, respond to competitive pressures or acquire businesses or technologies. Unanticipated expenses, poor financial results or unanticipated opportunities that require financial commitments could give rise to earlier financing requirements. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders would be reduced, and these securities might have rights, preferences or privileges senior to those of our common stock. Additional financing may not be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of business opportunities, develop or enhance services or products or otherwise respond to


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competitive  pressures  would be  significantly  limited,  and we might  need to significantly restrict or discontinue our operations.

Our quarterly operating results are uncertain and may fluctuate significantly, which could negatively affect the value of our share price.

     Our operating results have varied significantly from quarter to quarter in the past and may continue to fluctuate. For example, during the year ended December 31, 2002, the percentage of annual net revenues attributable to the first, second, third and fourth quarters were 26.5%, 26.8%, 18.4% and 28.3%, respectively. Our operating results for a particular quarter or year may fall below the expectations of securities analysts and investors. With the significant shift in the business to an online direct marketing infrastructure provider, operating results in the near term may fall below earlier established expectations of investors. These lower operating results may cause a decrease in our stock price.

     Our limited operating history and new business model makes it difficult to ascertain the effects of seasonality on our business. We believe, however, that our revenues may be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. A decline in the economic prospects of advertisers could alter current or prospective advertisers' spending priorities, or the time periods in which they determine their budgets, or increase the time it takes to close a sale with our advertisers.

If we cannot secure sufficient promotional offers from our marketer clients, our business will suffer.

     If we are unsuccessful in acquiring and renewing a continuing array of free, trial and promotional offers for our distribution network, our order volumes will likely decrease. The attractiveness of our offer network to consumers and distribution partners is based in part on our ability to provide a broad variety of offers of interest to consumers. In addition, a number of other Web sites give consumers access to similar offers. We face competition for free, trial and promotional offers from these Web sites as well as a variety of other online and traditional competitors. Without sufficient variety and quality of offers, our promotional offer network will become less attractive to both marketers and our distribution partners through whose sites the offers are promoted, and our ability to generate revenues from marketer clients will be adversely affected.

If the new California "anti-spam" law goes into effect as scheduled on January 1, 2004, our e-mail business will suffer.

     In September 2003, California adopted a new law SB 186 that may impact the way commercial e-mails are distributed on the Internet. The new law goes into effect on January 1, 2004 making it illegal in the state to initiate or advertise in an unsolicited commercial e-mail that is either sent from a computer located in California or to a California e-mail address. Our computer hardware is located Washington. However, the company and the third party E-mail service providers we use to mail our owned or managed lists currently send e-mails to California residents. We are currently


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evaluating our e-mail business practices to ensure that they will conform to the new law's requirements if and when they become effective. We are also evaluating to make sure that any new controls are extended to the third party e-mail service providers we use. Failure to comply with the law could result in substantial penalties in each instance. We do not know what legal challenges to the law may occur. However, they may include equal protection, interstate commerce and free speech constitutional challenges, challenges based on the definition of a California email address and recipient consent, and other challenges. Nor do we know whether pending Federal legislation will preempt the California law. However, in its current form the California law, when and if effective, could have a material adverse effect on our e-mail business, in particular, and could harm our business in general.


The majority of our contracts have month-to-month terms, and the loss of a significant number of these contracts in a short period of time could harm our business.

     During the quarter ended September 30, 2003, nearly 100% of our contracts had month-to-month terms with automatic renewal unless terminated by either party with 30 or fewer days' notice. The loss of a significant number of these contracts in any one period could result in a reduction in the size of our offer network, cause an immediate and significant decline in our net revenues and cause our business to suffer.

The loss of the services of any of our executive officers or key personnel would likely cause our business to suffer.

     Our future success depends to a significant extent on the efforts and abilities of our senior management, particularly Timothy C. Choate, our Chairman, President and Chief Executive Officer, and other key employees, including our technical and sales personnel. The loss of the services of any of these individuals could harm our business. We may be unable to attract, motivate and retain other key employees in the future. Competition for employees in our industry has experienced a reduction in intensity. However, in the past we have experienced difficulty in hiring qualified personnel. We do not have employment agreements with any of our key personnel, nor do we have key-person insurance for any of our employees.

Any  future  acquisitions   present  many  risks  and  uncertainties   generally
associated with acquisitions, including, without limitation:

     o difficulties integrating operations, personnel, technologies, products and information systems of acquired businesses;

     o    potential loss of key employees of acquired businesses;

     o adverse effects on our results of operations from acquisition-related charges and amortization of goodwill and purchased technology;

     o    increased fixed costs, which could delay profitability;


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     o    inability  to  maintain  the  key  business   relationships   and  the
          reputations of acquired businesses;

     o potential dilution to current shareholders from the issuance of additional equity securities;

     o    inability  to  maintain  our  standards,   controls,   procedures  and
          policies;

     o    responsibility for liabilities of companies we acquire; and

     o    diversion of management's attention from other business concerns.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

     Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "a penny stock". A penny stock generally includes any equity security not listed on an exchange and that has a market price of less than $5.00 per share. Our shares have been quoted on the OTCBB since March 7, 2003. Prior to March 7, 2003, our shares were quoted on the Nasdaq SmallCap Market. The price of our shares on such markets ranged from $0.28 to $0.65 during the period from January 1, 2002 to April 15, 2003, and the closing price of our shares on April 15, 2003 was $0.37. Purchases and sales of our shares are generally facilitated by NASD broker-dealers who act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

     Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

     In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Since our stock price is volatile, we may become subject to securities litigation that is expensive and could result in a diversion of resources.


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     The market  price of our  common  stock has  fluctuated  in the past and is likely to continue to be highly volatile. Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs to us in defending against the lawsuit and a diversion of management's attention that could reduce the value of your investment.

Our directors and executive officers hold a substantial portion of our stock, which could limit your ability to influence the outcome of key transactions, including changes of control.

     As of September 30, 2003, Mr. Choate beneficially owned approximately 34.0% of our issued and outstanding common stock and our directors and executive officers as a group beneficially owned approximately 34.4% of our issued and outstanding common stock. As a result, the ability of our other stockholders to influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or similar transactions, could be limited.

Our articles of incorporation, bylaws, change in control agreements and the Washington Business Corporation Act contain anti-takeover provisions which could discourage or prevent a takeover, even if an acquisition would be beneficial to our shareholders.

     Provisions of our amended and restated articles of incorporation and bylaws [and change in control agreements we have entered into with certain of our executive officers] could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include:


     authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors, without shareholder approval, to increase the number of outstanding shares or change the balance of voting control and thwart a takeover attempt;

     prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect directors; and

     declaration of a dividend distribution of preferred share purchase rights and adoption of a Rights Plan in March 2002, which would discourage a change of control attempt without the approval of the Board of Directors.

     acceleration of option vesting and payment of severance in the event an executive loses his job as a consequence of the sale or merger of the Company.

     In addition, Chapter 23B.19 of the Washington Business Corporation Act and the terms of our stock option plan may discourage, delay or prevent a change in control which you may favor.

If a significant number of our clients experience a decline in their financial condition, the collectibility of our accounts receivable may suffer, materially adversely affecting our financial results.


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     A decline in the financial  condition of clients owing significant  amounts to us could cause us to write off the amounts owed by these entities as bad debt, which could have a material adverse effect on our financial results.

An increase in the number of orders on our network may strain our systems or those of our third-party service providers, and we are vulnerable to system malfunctions.

     Any serious or repeated problems with the performance of our network could lead to the dissatisfaction of consumers, our marketer clients or our distribution partners. The order volume on our network is expected to increase over time as we seek to expand our client, consumer and distribution partner base. The proprietary and third-party systems that support our network must be able to accommodate an increased volume of traffic. Although we believe our systems and those of our third-party service providers can currently accommodate well in excess of current order volumes, our network has, in the past, experienced slow response times and other systems problems for a variety of reasons, including failure of our third party Internet service providers, hardware failures and failure of software applications. In these instances, our network was typically unavailable or slow for approximately one and one-half to two hours. Although these failures did not have a material adverse effect on our business, we may experience similar problems in the future that could have a material adverse effect on our business.

We face intense competition from marketing-focused companies for marketer clients and may be unable to compete successfully.

     We  may  be  unable  to  compete   successfully   with  current  or  future
competitors. We face intense competition from online advertising and direct marketing companies like ValueClick, Engage, aQuantive and MaxWorldwide. Competition with smaller privately funded direct competitors also continues to be a factor. We expect competition from online competitors to remain intense because there are no substantial barriers to entry in our industry. Increased competition could result in price reductions for online advertising space and marketing services, reduced gross margins and loss of market share.

     Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than Aptimus. These advantages may allow them to respond more quickly and effectively to new or emerging technologies and changes in customer requirements. These advantages may also allow them to engage in more extensive research and development, undertake farther-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, strategic partners and advertisers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective marketer clients.

     Online marketing is a rapidly developing industry, and new types of products and services may emerge that are more attractive to consumers and marketers than the types of services we offer. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.


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If our  customers  request  products  and  services  directly  from our marketer clients instead of requesting the product or service from us, our business could suffer.

     Our marketer clients, data licensors and/or distribution partners may offer the same free, trial or promotional products or services on their own Web sites or email programs that we offer via our offer distribution network and email programs. Our customers may choose to request products or services directly from our marketer clients, data licensors and/or distribution partners instead of requesting the product or service through us, which would result in lower net revenues to the Company from lead generation and cause our business to suffer.

If third-party Internet service providers place limitations or restrictions on commercial email addressed to their subscribers, our business could suffer.

     Our email program distributes commercial email to company-owned and licensed lists of individual Internet users, some of who are subscribers of third-party Internet service providers or ISPs such as AOL, Yahoo! and MSN. These ISPs have the ability to limit, restrict or otherwise filter the emails delivered to their subscribers. Efforts by such ISPs to limit or restrict third-party commercial emails such as ours, if successful, could result in lower net revenues to the Company from lead generation and cause our business to suffer.

We may need to incur litigation expenses in order to defend our intellectual property rights, and might nevertheless be unable to adequately protect these rights.

     We may need to engage in costly litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the intellectual property rights of others. We can give no assurance that our efforts to prevent misappropriation or infringement of our intellectual property will be successful. An adverse determination in any litigation of this type could require us to make significant changes to the structure and operation of our services and features or to license alternative technology from another party. Implementation of any of these alternatives could be costly and time-consuming and may not be successful. Any intellectual property litigation would likely result in substantial costs and diversion of resources and management attention.

     Our success largely depends on our trademarks, including "Aptimus," and internally developed technologies, including our patent pending opt-in serving platform, which includes offer rotation and implementation, order collection, order processing and lead delivery, that we seek to protect through a combination of patent, trademark, copyright and trade secret laws. Protection of our proprietary technology and trademarks is crucial as we attempt to build our proprietary advantage, brand name and reputation. Despite actions we take to protect our intellectual property rights, it may be possible for third parties to copy or otherwise obtain and use our intellectual property without authorization or to develop similar technology independently. In addition, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving. Although we are not currently engaged in any lawsuits for the purpose of defending our intellectual property rights, we may need to engage


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in such  litigation  in the future.  Moreover,  we may be unable to maintain the value of our intellectual property rights in the future.

We could become involved in costly and time-consuming disputes regarding the validity and enforceability of recently issued or pending patents.

     The Internet, including the market for e-commerce and online advertising, direct marketing and promotion, is characterized by a rapidly evolving legal landscape. A variety of patents relating to the market have been recently issued. Other patent applications may be pending. We have a pending provisional patent application, which we intend to further develop and prosecute. It is possible that significant activity in this area may continue and that litigation may arise due to the patent holder's and/or our efforts to enforce applicable patent rights.

     We may incur substantial expense and management attention may be diverted if litigation occurs. Moreover, whether or not claims against us have merit, we may be required to enter into license agreements or be subject to injunctive or other equitable relief, either of which would result in unexpected expenses or management distraction.

We may face litigation and liability for information displayed on our network or delivered in an email.

     We may be subjected to claims for defamation, negligence, copyright or trademark infringement and various other claims relating to the nature and content of materials we publish on our offer distribution network or distribute by email. These types of claims have been brought, sometimes successfully, against online services in the past. We could also face claims based on the content that is accessible from our network through links to other Web sites. In addition, we may be subject to litigation based on laws and regulations concerning commercial email. Any litigation arising from these claims would likely result in substantial costs and diversion of resources and management attention, and an unsuccessful defense to one or more such claims could result in material damages and/or injunctive or other equitable relief. We have no insurance coverage for these types of claims. Moreover, any claim that successfully limited or entirely prevented our current commercial email activities would result in lower net revenues to the Company and cause a material adverse effect on our business.

Security and privacy breaches could subject us to litigation and liability and deter consumers from using our network.

     We could be subject to litigation and liability if third parties penetrate our network security or otherwise misappropriate our users' personal or credit card information. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. It could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. In addition, the Federal Trade Commission and other federal and state agencies have investigated various Internet companies in connection with their use of personal information. We could be subject to investigations and enforcement actions by these or other agencies. In addition, we rent customer names and street addresses to third parties. Although we


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provide an  opportunity  for our customers to remove their names from our rental list, we nevertheless may receive complaints from customers for these rentals.

     The need to transmit confidential information securely has been a significant barrier to electronic commerce and communications over the Internet. Any compromise of security could deter people from using the Internet in general or, specifically, from using the Internet to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Many marketers seek to offer their products and services on our distribution network because they want to encourage people to use the Internet to purchase their goods or services. Internet security concerns could frustrate these efforts. Also, our relationships with consumers may be adversely affected if the security measures we use to protect their personal information prove to be ineffective. We cannot predict whether events or developments will result in a compromise or breach of the technology we use to protect customers' personal information. We have no insurance coverage for these types of claims.

     Furthermore, our computer servers or those of our third-party hosting service providers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any such breaches. We may be unable to prevent or remedy all security breaches. If any of these breaches occur, we could lose marketing clients, distribution partners and visitors to our distribution network.

                          RISKS RELATED TO OUR INDUSTRY


If the acceptance of online advertising and online direct marketing does not increase, our business will suffer.

     The demand for online marketing may not develop to a level sufficient to support our continued operations or may develop more slowly than we expect. We expect to derive almost all of our revenues from contracts with marketer clients under which we provide online marketing services through our offer distribution network and our commercial email programs. The Internet has not existed long enough as a marketing medium to demonstrate its effectiveness relative to traditional  marketing  methods.  Marketers  that  have  historically  relied on traditional marketing methods may be reluctant or slow to adopt online marketing. Many marketers have limited or no experience using the Internet as a marketing medium. In addition, marketers that have invested substantial resources in traditional methods of marketing may be reluctant to reallocate these resources to online marketing. Those companies that have invested a significant portion of their marketing budgets in online marketing may decide after a time to return to more traditional methods if they find that online marketing is a less effective method of promoting their products and services than traditional marketing methods. Moreover, the Internet-based companies that have adopted online marketing methods may themselves develop more slowly than anticipated or not at all. This, in turn, may result in slower growth in demand for the online direct marketing services of the type provided by the Company.


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     We  do  not  know  if  accepted   industry   standards  for  measuring  the
effectiveness of online marketing will develop. An absence of accepted standards
for  measuring   effectiveness   could  discourage   companies  from  committing
significant resources to online marketing. There are a variety of pricing models for marketing on the Internet. We cannot predict which, if any, will emerge as the industry standard. Absence of such a standard makes it difficult to project our future pricing and revenues.

If we are unable to adapt to rapid changes in the online marketing industry, our business will suffer.

     Online marketing is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. We may incur substantial costs to modify our services or infrastructure to adapt to these changes and to maintain and improve the performance, features and reliability of our services. We may be unable to successfully develop new services on a timely basis or achieve and maintain market acceptance.

We face risks from potential government regulation and other legal uncertainties relating to the Internet.

     Laws and regulations that apply to Internet communications, commerce, commercial email and advertising are becoming more prevalent. The adoption of such laws could create uncertainty in use of the Internet and reduce the demand for our services, or impair our ability to provide our services to clients. Congress has enacted legislation regarding children's privacy on the Internet, several states have passed laws restricting certain forms of commercial email, and similar legislation is pending in a number of other states. Additional laws and regulations may be proposed or adopted with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, delivery of commercial email, intellectual property rights and information security. The passage of legislation regarding user privacy or direct marketing on the Internet may reduce demand for our services or limit our ability to provide customer information to marketers. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. For example, the European Union has adopted a directive addressing data privacy that may result in limits on the collection and use of consumer information. The adoption of consumer protection laws that apply to online marketing could create uncertainty in Internet usage and reduce the demand for our services, or impair our ability to provide those services to clients.

     In addition, we are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. It is possible that future applications of these laws to our business could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

     Our services are available on the Internet in many states and foreign countries, and these states or foreign countries may claim that we are required to qualify to do business in their jurisdictions. Currently, we are qualified to do business only in Washington and California. Our failure to qualify


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in other  jurisdictions  if we were  required to do so could subject us to taxes and penalties and could restrict our ability to enforce contracts in those jurisdictions.























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